SECURITIES PURCHASE AGREEMENT


THIS SECURITIES PURCHASE AGREEMENT (the "Agreement") is entered into as of June 30, 1997 among U.S. PLASTIC LUMBER CORPORATION, a Nevada corporation, any of its affiliates, subsidiaries, or other entities established for the purposes of this transaction (the "Purchaser") and EnviroPlastics Corporation, a Massachusetts corporation, and the individuals listed on Schedule "I" (such individuals are sometimes referred to herein collectively as the "Shareholders" and individually as a "Shareholder").

        RECITALS

A.      The Shareholders own  all of the issued and outstanding capital
stock of EnviroPlastics                                      Corporation
(the "Company").

B. The Shareholders wish to sell, and the Purchaser wishes to purchase, all of the issued and outstanding capital stock of the Company upon the terms and subject to the conditions hereinafter set forth.

        AGREEMENT

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      DEFINITIONS

Unless otherwise defined herein or the context otherwise requires, the terms defined in this Article 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. Unless otherwise indicated, any reference herein to a "Section", "Article", "Schedule" or "Exhibit" shall mean the applicable section, article, schedule or exhibit of or to this Agreement. All accounting terms used in this Agreement not defined in this Article 1 shall, except as otherwise provided for herein, be construed in accordance with generally accepted accounting principles, consistently applied.

"Action" shall mean any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

"Affiliate" of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with the indicated Person.

"Agreement" shall mean this Securities Purchase Agreement.

"Balance Sheet" and "Balance Sheet Date" shall have the meaning assigned to such terms in Section 4.4(a).

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Closing" and "Closing Date" shall have the respective meanings assigned to such terms in Section 2.3.

"Common Stock" shall mean the Company"s authorized class of common stock, $0.01 par value per share.

"DOL" shall mean the United States Department of Labor.

"Damages" shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever (including reasonable fees and disbursements of attorneys, accountants, and experts and other costs and expenses incurred pursuing indemnification claims under Article 10 hereof).

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code Section 414 (b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which the Company is (or any relevant time was) a member.

"Environmental Laws" shall mean all Legal Requirements pertaining to the protection of the environment, the treatment, emission and discharge of gaseous, particulate and effluent pollutants and the use, handling storage, treatment, removal transport, transloading, cleanup, decontamination, discharge and disposal of Hazardous Substances, including, without limitation, those statutes, laws, rules and regulations set forth below in the definitions of "Hazardous Material".

"Governmental Entity" shall mean any local, state, federal or foreign
(i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including the IRS and other taxing authorities.

"Hazardous Material" shall mean any flammable, ignitable, corrosive, reactive, radioactive or explosive substance or material, hazardous waste, toxic substance or related material and any other substance or material defined or designated as a hazardous or toxic substance, material or waste by any Environmental Law currently in effect or as amended or promulgated in the future and shall include, without limitation:

(a) those substances included within the definitions of "hazardous substances", "hazardous materials", "toxic substances", or "solid waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et.seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et. seq., and in the regulations promulgated pursuant thereto.

(b) those substances defined as "hazardous substances", "hazardous materials", "toxic substances", or "solid waste" in the Commonwealth of Massachusetts.

(c) those substances listed in the United States Department of Transportation Table (49CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor thereto) as hazardous substances (40CFR Part 302 and any amendments thereto).

(d) such other substances, materials and wastes that are or become regulated under applicable local, state or federal laws or regulations, or which are or become classified as hazardous or toxic under any Legal Requirement; and

(e) any material, waste or substance that is, in whole or in part, (i) petroleum, asbestos, polychorinated biphenyls, methylene chloride, trichorothylene, 1, 2-transdichoroethylene, dioxins or dibenzofurans,
(ii) designated as an "extremely hazardous substance" pursuant to
Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended, or (iii) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Sections 1251 et. seq. (U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), or Section 112 or other sections of the Clean Water Act, as amended.

"IRS" shall mean the United States Internal Revenue Service.

"Indebtedness" shall mean, when used with reference to any Person, without duplication, (i) any liability of such Person created or assumed by such Person, or any Subsidiary thereof, (A) for borrowed money, (B) evidenced by a bond, note, debenture, or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course), including securities and other Indebtedness,
(C) in respect of letters of credit issued for such Person"s account and "swaps" of interest and currency exchange rate (and other interest and currency exchange rate hedging agreements) to which such Person is a party or (D) for the payment of money as lessee under leases that should be, in accordance with generally accepted accounting principles, recorded as capital leases for financial reporting purposes; (ii) any liability of others described in the preceding clause (i) guaranteed as to payment of principal and interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related Indebtedness or to acquire security therefor; (iii) all liabilities or obligations secured by a Lien upon property owned by such Person and upon liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has not assumed or become liable for the payment of such liabilities or obligations; and (iv) any amendment, renewal, extension, revision or refunding or any such liability or obligation; provided, however, that Indebtedness shall not include any liability for compensation of such Person"s employees or for inventory or similar property acquired and consumed in the Ordinary Course or for services.

"Leased Real Property" shall mean all real property, including
Structures, leased by the Company.

"Legal Requirements" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

"Lien" shall mean all liens (including judgment and mechanic"s liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

        "Majority Shareholders" shall have the meaning assigned to such term in Article 4.

"Material Adverse Effect" shall mean a material adverse effect on the business, financial condition, properties, profitability, prospects or operations of the Company.

"Noncompetition Agreement(s)" shall have the meaning assigned to such term in Section 8.1(i).

"Ordinary Course" shall mean, when used with reference to the Company, the ordinary course of the Company"s business, consistent with past practices.


"PBGC" shall mean the Pension Benefit Guaranty Corporation.

"Permit" shall have the meaning assigned to such term in Section 4.16.

"Permitted Liens" shall mean (a) Liens for ad valorem real or personal property taxes or assessments not at the time due and (b) Liens in respect of pledges or deposits under worker"s compensation laws or similar legislation, carriers", warehousemen"s, mechanic"s, laborers" and materialmen"s and similar liens, if the obligations secured by such Liens are not then delinquent.

"Person" shall mean all natural persons, corporations, business trusts, associations, limited liability companies, companies partnerships, joint ventures, Governmental Entities and any other entities.

"Real Property" shall mean the Owned Real Property and the Leased Real Property, collectively.

"Related Agreements" shall mean all agreements which are being entered into and executed simultaneous with the execution of this Agreement, including but not limited to the Stock Escrow Agreement, Employment Agreement of Bruce A. Fortin, Employment Agreement of Franco Previd, Non-Compete Agreements with Henry P. Lisciotti, Jr. and Thomas W. Whitcomb, and such other agreements as may be necessary to carry out the intent of this Agreement.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Share Percentage" with respect to any Shareholder shall mean the percentage that the number of Shares held by such Shareholder represents of the total number of Shares, as set forth on Schedule "I".

"Shares" shall mean the shares of Common Stock of the Company held by the shareholders.

"Stock" shall mean shares of common stock issued by the Purchaser to the Shareholders as payment of the Purchase Price, as contemplated by
Article 2 .

        "Stock Escrow Agreement" shall mean the agreement referenced in
Section 8.1(c).

" Structure" shall mean any facility, building, plant, factory, office, warehouse structure or other improvement owned or leased by the Company.

"Subsidiary" of a Person shall mean any corporation, partnership, limited liability company, association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person or by one or more of such subsidiary entity, or both.

"Tax" shall mean any Federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, including, without limitation, any interest, fine, penalty or addition thereto, whether disputed or not.

"Tax Return" shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.


2.      PURCHASE AND SALE OF SECURITIES

2.1 Sale and Delivery. Each Shareholder agrees to sell and deliver to Purchaser, and Purchaser agrees to purchase and accept from each Shareholder, free and clear of all Liens, on the terms and conditions set forth in this Agreement, and for the purchase price described in
Section 2.2 , good and marketable title to the number of Shares set forth opposite the name of such Shareholder on Schedule "I". The Shares to be sold and purchased pursuant to this Agreement constitute all of the outstanding capital stock of the Company.

Purchase Price.  The Purchase Price for all of the Shares shall be   Two
Hundred Eighty Thousand (280,000) shares of the Stock, subject to One Hundred and Eighty Thousand (180,000) shares being held in accordance with the Stock Escrow Agreement, all such shares to be allocated among the Shareholders as set forth opposite their respective names on Schedule "I". The Stock shall not have been registered pursuant to the Securities Act, provided, however, Purchaser agrees to use its best efforts to register the Stock at the same time as the Purchaser registers stock of the Stout Partnership in the Purchaser under the Securities Act, at the cost of the Purchaser.

EnviroPlastics currently has a contract with DuPont which allows for termination of the contract to occur on 30 days notice. The Majority Shareholders agree to cause EnviroPlastics to renegotiate the DuPont contract, prior to the Closing of this transaction, so as to have a 12 month termination provision in lieu of the current 30 days. In the event EnviroPlastics and the Majority Shareholders are not successful in accomplishing this contract revision prior to the Closing of this transaction, 50,000 shares being transferred hereunder to the Majority Shareholders shall be held in escrow bringing the total Stock Escrow fund to 180,000 shares. In the event DuPont terminates the contract with EnviroPlastics prior to 12 months subsequent to the date of Closing, the Majority Shareholders shall forfeit their rights to a pro rata portion of the 50,000 shares, releasing these shares from the Stock Escrow Agreement back to Purchaser. Under this event, the number of shares from the Stock Escrow Agreement to be delivered to the Shareholders shall be based upon the number of days the DuPont contract was in effect beginning with the day after the Closing Date and ending on the date the DuPont contract terminates multiplied by 137 shares per day. All other shares under the Stock Escrow Agreement will be returned to Purchaser.
Additional Purchase Price consideration. Bruce A. Fortin and Franco Previd will each be provided with an opportunity to earn additional shares of Purchaser"s common stock equal to 15,000 options for each fiscal year ending December 31, 1997, 1998, and 1999, at an option exercise price equal to $5.00 per share based upon established performance goals as set forth in Schedule 2.2(b). The rights being granted pursuant to this Section 2 (b) are being provided for good business reasons, are not assignable, and can only ripen into additional voting stock.

2.3 Closing. The purchase and sale of the Shares and the consummation of the other transactions contemplated by this Agreement (the "Closing") shall occur at 10:00AM, local time, on June , 1997, simultaneously at the offices of Purchaser, 2300 Glades Rd., Suite 440W, Boca Raton,
Florida and at the office of the general counsel for the Company, Worcester, Massachusetts, or at such other time or on such other date as shall be agreed upon among the Shareholders and the Purchaser upon fulfillment of all conditions precedent to the Closing, such hour and date being herein generally referred to as the "Closing Date". At the
Closing:

(a) Each Shareholder shall deliver or cause to be delivered to Purchaser, against the delivery by the Purchaser of the Stock, in payment by Purchaser of the Purchase Price to such Shareholder:

(i) a certificate or certificates representing the Shares being sold by such Shareholder hereunder duly endorsed for transfer, or accompanied by duly executed assignments separate from the certificate, transferring to Purchaser good and marketable title to such Shares, free and clear of all Liens;

(ii) all of the documents, certificates, and instruments required to be delivered, or caused to be delivered, by such Shareholder pursuant to
Section 8.1 ; and

(iii) all records, documents, and files of the Company, including, without limitation, all minute books, stock records, stock certificate books, and internal accounting records.

(b) Purchaser shall deliver or cause to be delivered to each Shareholder, against delivery of the certificate or certificates representing the Shares:

(i) certificate(s) of Stock of the Purchaser representing the number of shares allocated to the respective Shareholder as set forth on Schedule "I";

(ii) all of the documents, if any, required to be delivered by Purchaser pursuant to Section 8.2 .


3.      REPRESENTATIONS AND WARRANTIES CONCERNING THE SHAREHOLDERS

Each of the Shareholders hereby severally represents and warrants to, and covenants and agrees with, Purchaser that:

3.1 Ownership of Shares. Such Shareholder owns of record and beneficially the number of Shares set forth opposite the name of such Shareholder on Schedule "I" , and has, and at all times prior to and as of the Closing such Shareholder will have, good and marketable title to such Shares free and clear of all Liens.

3.2 Delivery of Good Title. Upon delivery of the Shares to be sold by such Shareholder hereunder and delivery of the Stock therefor pursuant to this Agreement, Purchaser will have good and marketable title to such Shares free and clear of all Liens.

3.3 Execution and Delivery. All consents, approvals, and authorizations necessary for the execution, delivery and performance by such Shareholder of this Agreement (including, without limitation, the transfer and sale of the Shares to be sold by such Shareholder to Purchaser) have been duly and lawfully obtained, and such Shareholder has, and at the Closing will have, full right, power, authority and capacity to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms.

3.4 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive and other), loan agreement or other agreement or instrument to which such Shareholder is a party or by which such Shareholder or such Shareholder"s Shares are bound, or violate any Legal Requirement applicable to or binding upon such Shareholder.

3.5 No Brokers. No broker, finder or similar agent has been employed by or on behalf of such Shareholder in connection with this Agreement or the transactions contemplated hereby, and such Shareholder has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder"s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

4.      REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.

Except as set forth on Schedule II, Bruce A. Fortin, Franco Previd, Henry P. Lisciotti, Jr., and Thomas W. Whitcomb ("Majority
Shareholders"), hereby jointly and severally represent and warrant to, and covenant and agree with, Purchaser that:

4.1     Organization and Good Standing.

(a) The Company has been duly organized and is existing as a corporation in good standing under the laws of the Commonwealth of Massachusetts with full power and authority to own and lease its properties and to conduct its corporate business as currently conducted. The Company is not required to qualify as a foreign corporation for the transaction of business under the laws of any other jurisdiction.

(b) The Company has no Subsidiary nor owns or controls, or has any other equity investment or other interest in, directly or indirectly, any corporation, joint venture, partnership, association or other entity.

4.2 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument of which the Company is a party or by which the Company is bound or affected or to which any of the property or assets of the Company is bound or affected including, without limitation, all arrangements in
Section 4.19, (b) result in the violation of the provisions of the Articles of Organization or Bylaws of the Company or any Legal Requirement applicable to or binding upon it, (c) result in the creation or imposition of any Lien upon any property or asset of the Company or
(d) otherwise adversely affect the contractual or other legal rights or privileges of the Company. Schedule 4.2 sets forth a list of all agreements requiring the consent of any party thereto to any of the transactions contemplated hereby.

4.3 Capitalization. The authorized capital stock of the Company consists solely of Two Hundred Thousand (200,000) shares of Common Stock having a par value of $0.01 per share, of which only the number of Shares listed on Schedule "A" are, and as of the Closing will be, issued and outstanding. All of the Shares have been duly authorized and validly issued and are fully paid, nonassessable and outstanding and are held by the Shareholders in amounts reflected in Schedule "I" . Other than as set forth on Schedule 4.3, (i) there are no existing options, warrants, right, calls or commitments of any character relating to the shares of Common Stock or any other capital stock or securities of the Company, (ii) there are no outstanding securities or other instruments convertible into or exchangeable for shares of Common Stock or any other capital stock or securities of the Company and no commitments to issue such securities or instruments and no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any shares of Common Stock or any other capital stock or securities of the Company. The offer, issuance and sale of the Shares were (i) exempt from the registration and prospectus delivery requirements of the Securities Act, (ii) registered or qualified (or exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and
(iii) accomplished in conformity with all other Legal Requirements.

4.4     Financial Statements.

(a) Schedule 4.4 hereto contains true and complete copies of (i) the unaudited balance sheet (the "Balance Sheet") of the Company at December 31, 1996 and March 31, 1997 (the "Balance Sheet Date"), and the related unaudited statements of income for the twelve (12) months ended December 31, 1996 and the three months ended March 31, 1997 and (ii) the reviewed balance sheet of the Company at December 31, 1995 and the related reviewed statements of income, shareholders" equity and cash flow for the fiscal year then ended (together with the report thereon of Love, Bollus, Lynch & Rogers, LLP , independent public accountants)(the financial statements described in clause (i) and (ii) above are collectively referred to as the "Financial Statements").

(b) The Financial Statements present fairly the financial condition of the Company as of the dates indicated therein and the results of operations and changes in financial position of the Company for the periods specified therein, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods covered thereby and prior periods, have been derived from the accounting records of the Company and represent only actual, bona fide transactions. The Company"s Financial Statements are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact.

4.5     Title to Property; Encumbrances.

(a) The Company has, and immediately prior to the Closing will have, good, valid and marketable title to all personal property reflected on the Balance Sheet as owned by the Company and personal property acquired by the Company since the Balance Sheet Date, in each case free and clear of all Liens except (i) as set forth on Schedule 4.5(a), (ii) for sales and other dispositions of inventory in the Ordinary Course since the Balance Sheet Date which, in the aggregate, have not been materially different from prior periods, and (iii) Permitted Liens.

(b) Schedule 4.5(b). contains a list of all tangible personal property having a cost or fair market value in excess of Five Thousand Dollars ($5,000.00) owned by the Company (other than personal property held by the Company as lessee under a personal property lease).

(c) Schedule 4.5(c) contains a list of all real property leases, licenses and personal property leases under which the Company is the lessee or licensee, together with (i) the location and nature of each of the leased or licensed properties (including a legal description of all Leased Real Property), (ii) the termination date of each such lease or license, (iii) the name of the lessor or licensor and (iv) all rental and other payments made or required to be made for the fiscal years ending December 31, 1995 and December 31, 1996 and interim period ending June , 1997. All leases and licenses pursuant to which the Company leases or licenses from others real or personal property are valid, subsisting in full force and effect in accordance with their respective terms, and there is not, under any real property lease, personal property lease or license, any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default, or would constitute a basis of force majeure or other claim of excusable delay or nonperformance). True and complete copies of all real property leases, licenses and personal property leases listed on
Schedule 4.5(c) have been delivered to Purchaser heretofore, as well as copies of any title reports, surveys or environmental reports or audits relating to any Leased Real Property. Except as set forth in Schedule 4.5(c), no such lease or license will require the consent of the lessor or licensor to or as a result of the consummation of the transactions contemplated by this Agreement. For the purposes of this Section 4.5(c), a "lease" shall include a sublease.

(d) All personal property owned by the Company and all personal property held by the Company pursuant to personal property leases is in good operating condition and repair, subject only to ordinary wear and tear, has been operated, serviced and maintained properly within the recommendations and requirements of the manufacturers thereof (if any) and is suitable and appropriate for the use thereof made and proposed to be made by the Company in its business and operations. The Real Property and personal property described in Sections 4.5(a)and 4.5(b) ) and the Real Property and personal property held by the Company pursuant to the leases and licenses described in Schedule 4.5(c) compromise all of the real property and personal property used in the conduct of business of the Company.

(e)  Except as set forth in Schedule 4.5(e):

(i) The Company is not in violation of, or default under, any Legal Requirement pertaining to any of the Real Property. No notice of violation of any Legal Requirement, or of any covenant, condition, restriction or easement affecting any Real Property or with respect to the use or occupancy thereof, has been given by any Person;

(ii) All of the Structures (A) are in good operating condition and repair, (B) are adequate and suitable for the purposes for which they are currently and proposed to be used, and (C) are supplied with utilities and other services necessary for the operation of such Structures, and the business conducted by the Company therein, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services, to the knowledge of the Majority Shareholders, are maintained in accordance with all Legal Requirements and are provided via permanent, irrevocable, appurtenant easements in favor of the Company;

(iii) To the knowledge of the Majority Shareholders no condemnation proceeding is pending or threatened which would impair the occupancy, use or value of any Real Property;

(iv) To the knowledge of the Majority Shareholders, no Structure, nor the operations of the Company therein or thereon, (A) is located outside of the boundary lines of the described parcel of land on which it is located, (B) is in violation of applicable setback requirements, zoning laws, or ordinances, (C) is subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications or (D) encroaches on any property owned by, or easement granted in favor of, any Person;

(v) To the knowledge of the Majority Shareholders, there are no (A) leases, subleases, licenses, concessions or other agreements, written or oral, granting to any other Person the right to acquire, use or occupy any portion of, any Real Property, (B) outstanding options or rights of first refusal to purchase all or any portion of Real Property or interest therein, and (C) Persons (other than the Company) in possession of any Real Property; and


(vi) With respect to each item of Leased Real Property, (A) to the Majority Shareholders" knowledge, the owner thereof has good and marketable title thereto, free and clear of all Liens other than (I) recorded easements, covenants and restrictions that do not impair the current use, occupancy or value thereof and (II) the leasehold interest of the Company, (B) there is adequate ingress and egress (and a continuing right thereto), without the need for an easement, between paved public rights-of-way and such Leased Real Property and (C) the Company has not sold, transferred or subjected to a Lien such Leased Real Property or any interest therein.

4.6 Accounts Receivable. All accounts receivable of the Company reflected in the Balance Sheet and all accounts receivable of the Company that have arisen since the Balance Sheet Date (except such accounts receivable as have been collected since such dates) are valid and enforceable claims, and the goods and services sold and delivered that gave rise to such accounts were sold and delivered in conformity with all applicable express and implied warranties, purchase orders, agreements and specifications. Such accounts receivable of the Company are subject to no valid defense, offset, except as set forth on Schedule
4.6 relative to DuPont, or counterclaim and are fully collectible, except to the extent of the allowance for doubtful accounts reflected on the Balance Sheet. Schedule 4.6 contains a true and complete aging of the Company"s accounts receivable as of the Balance Sheet Date.

4.7 Inventories. Except as described in Schedule 4.7, all inventories of raw materials, work-in-process and finished goods set forth or reflected in the Balance Sheet or acquired by the Company since the Balance Sheet Date, consist of a quality and quantity usable and saleable in the Ordinary Course, except for slow-moving, damaged or obsolete items and materials of below standard quality, all of which have been written down to net realizable market value or in respect of which adequate reserves have been provided, in each case as reflected in the Balance Sheet. The value at which inventories are carried on the Balance Sheet reflect the normal inventory valuation policy of the Company, as applicable, in accordance with generally accepted accounting principles and on a basis consistent with that of preceding periods, of stating inventory at the lower of cost or market value. There is no reason to believe that the Company will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality, the inventory necessary to conduct its business in the manner proposed to be conducted, including, without limitation, inventory which historically has been imported.

4.8     Trademarks, Patents, Etc.

(a) Schedule 4.8(a) contains a true and complete list of all letters patent, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, copyrights, copyright registrations and applications, grants of a license or right to the Company with respect to the foregoing, both domestic and foreign, claimed by either Company or used or proposed to be used by the Company in the conduct of its business, whether registered or not. (collectively herein, "Registered Rights").

(b) Except as described in Schedule 4.8(b), the Company owns and has the unrestricted right to use the Registered Rights and every trade secret, know-how, process, discovery, development, design, technique, customer and supplier list, promotional idea, marketing and purchasing strategy, invention, process, confidential data and or other information (collectively herein, "Proprietary Information") required for or incident of the design, development, manufacture, operation, sale and use of all products and services sold or rendered or proposed to be sold or rendered by the Company, free and clear of any right, equity or claim of others. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Proprietary Information.

(c) Schedule 4.8(c) contains a true and complete list and description of all licenses of or rights to Proprietary Information granted to the Company by others or to others by the Company. Except as described in
Schedule 4.8(c), (i) the Company has not sold, transferred, assigned, licensed or subjected to any Lien, any Registered Right or Proprietary Information or any interest therein, and (ii) the Company is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Registered Right or Proprietary Information.

(d) There is no claim or demand of any Person pertaining to, or any Action that is pending or, to the Majority Shareholders" knowledge, threatened, which challenges the rights of the Company in respect of any Registered Right or any Proprietary Information.

4.9     Banking and Insurance.

(a) Schedule 4.9(a) contains a true and complete list of the names and locations of all financial institutions at which the Company maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement, the numbers or other identification of all such accounts and arrangements and the names of all persons authorized to draw against any funds therein.

(b) Schedule 4.9(b) contains a true and complete list of all insurance policies and bonds and self insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with the Company"s business, operations, premises, properties, assets, employees, agents and directors and sets forth, with respect to each such policy, bond and self insurance arrangement, a description of the insured loss coverage, the expiration date and time of coverage, the dollar limitations of coverage, a general description of each deductible feature and principal exclusion and the premiums paid and to be paid prior to expiration. The insurance policies, bonds and arrangements described on Schedule 4.9(b) (the "Policies") provide such coverage against such risk of loss and in such amounts as are customary for corporations of established reputation engaged in the same or similar business and similarly situated. The Company has no obligation, liability or other commitment relating to any contract of insurance containing a provision for retrospective rating or adjustment of the Company"s premium obligation. To the Majority Shareholders" knowledge, no facts or circumstances exist that would cause the Company to be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable as those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company or any Shareholder.

4.10    Indebtedness.

(a) The Company has no liability or obligation for Indebtedness other than as set forth on Schedule 4.10(a), and true and complete copies of all instruments and documents evidencing, creating, securing or otherwise relating to such Indebtedness have been delivered to Purchaser heretofore. Except as described in Schedule 4.10(a), no event has occurred and no condition has become known to the Company or any Shareholder (including the transactions contemplated hereby) that constitutes or, with notice or passage of time, or both, would constitute a default or a basis of force majeure or other claim of accelerated or increased rights, termination, excusable delay or nonperformance by the Company or any other Person under any instrument or document relating to or evidencing Indebtedness that would entitle any person to require the Company to pay any portion of the principal amount of such Indebtedness prior to the scheduled maturity thereof. Except as set forth in Schedule 4.10(a), no instrument or document evidencing, creating, securing or otherwise relating to Indebtedness will require the consent of any person to or as a result of the consummation of the transactions contemplated by this Agreement.

(b) Schedule 4.10(b) contains a list and brief description of all agreements or instruments pursuant to which any of the Company"s directors, employees or shareholders have guaranteed any Indebtedness of the Company (the "Guaranties"). True and complete copies of all Guaranties have been delivered to Purchaser.

4.11    Judgments; Litigation.  Except as set forth on Schedule 4.11:

(a) There is no (i) outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity or arbitrator against or affecting the Company or its properties, assets or business or (ii) Action pending against or affecting the Company or its properties, assets or business.

(b) To the Majority Shareholders" knowledge, there is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting any officer, director or employee of the Company relating to the Company or its business, (ii) Action threatened against or affecting the Company or its properties, assets or business, (iii) Action pending or threatened against the Company"s officers, directors or employees relating to the Company or its business or (iv) basis for the institution of any Action against the Company or any of its officers, directors, employees, properties or assets which, if decided adversely, would have a Material Adverse Effect.

4.12    Income and Other Taxes.  Except as set forth on Schedule 4.12:

(a) All Tax Returns required to be filed through and including the date hereof in connection with the operations of the Company are true, complete and correct in all respects and have been properly and timely filed. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. Purchaser has heretofore been furnished by the Company with true, correct and complete copies of each Tax Return of the Company with respect to the past three (3) taxable years, and of all reports of, and communications from, any Governmental Entities relating to such period. The Company has disclosed on its Federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Taxes for federal income tax purposes within the meaning of Code Section 6662.

(b) All Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the operations of the Company have been duly and timely paid or deposited by the Company. The Company has properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, independent contractors and other third parties, and for sales Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. The Company has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date.

(c) The Company has made adequate provision on its books of account for all Taxes with respect to its business, properties and operations through the Balance Sheet Date, and the accruals for Taxes in the Balance Sheet are adequate to cover all liabilities for Taxes of the Company for all periods ending on or before the Closing Date.

(d) The Company has never (i) had a tax deficiency proposed, asserted or assessed against it (ii) executed any waiver of any statute of limitations on the assessment or collection of any Taxes, or (iii) been delinquent in the payment of any Taxes.

(e) No Tax Return of the Company has been audited or the subject of other Action by any Governmental Entity. The Company has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting the Company or its assets or properties and no Majority Shareholder has reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

(f) The Company (i) has not filed any consent or agreement pursuant to Code Section 341(f), and no such consent or agreement will be filed at any time on or before the Closing Date; (ii) has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate the Company to make any payments that will not be deductible under Code Section 280G,
(iii) is not a United States real property holding corporation within the meaning of Code Section 897(c)(2); (iv) is not a party to a tax allocation or sharing agreement; (v) has never been (or does not have any liability for unpaid Taxes because it was) a member of an affiliated group with the meaning of Code Section 1504(a); (vi) has never applied for a tax ruling from a Governmental Entity and (vii) has never filed or been the subject of an election under Code Section 338(g) or Code
Section 338(h)(10) or caused or been the subject of a deemed election under Code Section 338(e).

4.13 Questionable Payments. Neither the Company nor, to the Majority Shareholders" knowledge, any of its directors, officers, agents, employees or other Person associated with or acting on behalf of the Company has (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees, or foreign government officials or employees, from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (d) made any false or fictitious entries on the books of account of the Company, (e) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (f) made any other payment, favor or gift not fully deductible for federal income tax purposes.

4.14    Employee Benefit Matters.

(a) Schedule 4.14 contains a complete list of all Employee Benefit Plans ("Plans"). For purposes of this Section 4.14, the term "Plan" shall mean any plan maintained by the Company which is either an "employee benefit plan" as defined in Section 3(3) of ERISA or a "fringe benefit plan" as defined in Section 6039D of the Code. True and complete copies of each of the following documents (and any amendments thereto), where applicable, have been delivered previously to Purchaser: (i) the Plan documents; (ii) a written description of any Plan which is not in writing; (iii) if the Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement; (iv) the Plan"s most recent financial statements; (v) the two most recent annual reports (including all schedules and attachments thereto) required by ERISA;
(vi) the most recent actuarial report and valuation; (vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Code Section 401 or to be recognized as tax-exempt under Code Section 501(c); (viii) the most recent summary plan description and each summary of material modifications required by ERISA; (ix) any agreement providing for the provision of administrative or investment management services with respect to the Plan; and (x) all documents and correspondence received from or provided to the DOL, IRS and PBGC during the past two years.

(b) Each Plan and related trust, annuity, or other funding agreement complies and has been maintained in compliance with all applicable Legal Requirements. No non-exempt prohibited transaction (as defined in Code
Section 4975 and ERISA Sections 406 and 408) has occurred and no "fiduciary" (as defined in ERISA Section 3(21)) has committed any breach of duty which could subject the Company, any ERISA Affiliate, or any director, officer, or employee thereof to liability under Title I of ERISA or to tax under Code Section 4975. All material obligations required to be performed by the Company and other Person under the terms of each Plan and applicable Legal Requirement have been performed.

(c) All required reports and descriptions, including, without limitation, annual reports (Form 5500), summary annual reports, and summary plan descriptions, have been filed and distributed timely. With respect to each Plan which is a welfare plan (as defined in ERISA
Section 3(1)), the requirements of Party 6 of Subtitle B of Title I of ERISA and of Code Sections 162(k) and 4980B have been satisfied.

(d) All contributions, premiums, and other payments, including, without limitation, employer contributions and employee salary reduction contributions, have been paid when due or accrued in accordance with the past custom and practice of Seller and any ERISA Affiliate. No Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or to Code
Section 412 has incurred any accumulated funding deficiency, whether or not waived, and no other actual or contingent liability for any other expenses or obligations of any Plan exists.

(e) There are no pending or, to the Majority Shareholders" knowledge, threatened Actions (other than routine claims for benefits) asserted or instituted against any Plan or the assets of any Plan, or against the Company, or any ERISA Affiliate, trustee, administrator, or fiduciary of such Plan, and the Majority Shareholders have no knowledge of any facts that could form the basis of any such Action. There is no pending or, to the Majority Shareholders" knowledge, threatened or contemplated Action by any Governmental Entity with respect to any Plan, and the Majority Shareholders have no knowledge of any facts that could reasonably be expected to cause or trigger such an Action.

(f) The Company (or, if applicable, an ERISA Affiliate,) may terminate, suspend, or amend each Plan at any time, except to the extent otherwise required by Code Section 4980B, without the consent of the participants or employees covered by such Plan. Neither the Company nor any ERISA Affiliate has announced any intention, made any amendment or binding commitment, or given any written or oral notice providing that the Company or an ERISA Affiliate (i) will create additional Plans covering employees of the Company or any ERISA Affiliate, (ii) will increase benefits promised or provided pursuant to any Plan, or (iii) will not exercise after the Closing Date any right or power it may have to terminate, suspend, or amend any Plan.

(g) Neither the Company nor any ERISA Affiliate maintains or has maintained any time, or contributes to or has contributed to or is or was required to contribute to, any (i) Plan subject to Title IV or ERISA, including, without limitation, any multi-employer plan (as defined in ERISA Section 3(37)), within the past five years, or (ii) funded or unfunded medical, health, accident, or life insurance plan or arrangement for current or future retirees or terminated employees or their spouses or dependents (except to the extent required by Code Sections 162(k) or 4980B).

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a termination of employment or other event entitling any Person to any additional or other benefits, or that would otherwise modify benefits or the vesting of benefits, provided under any Plan.

(i) No event has occurred which could subject the Company of any ERISA Affiliate to any material liability (i) under any Legal Requirement relating to any Plan, or (ii) resulting from any obligation of Seller or an ERISA Affiliate to indemnify any Person against liability incurred with respect to or in connection with any Plan.

(j) Each Plan which is intended to be qualified under Code Section 401 has received, within the last five years, a favorable determination letter from the IRS. No event has occurred and no facts or circumstances exist which may cause or result in the loss or revocation of such determination.

4.15 No Undisclosed Liabilities. Except (i) to the extent set forth or provided for in the Balance Sheet or the notes thereto, (ii) as set forth on Schedule 4.15 or (iii) for non-material current liabilities incurred since the Balance Sheet Date in the Ordinary Course, as of the date hereof the Company has no liabilities, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amounts thereof are readily ascertainable or not, or any unrealized or anticipated losses from any commitments of a contractual nature, including Taxes with respect to or based upon the transactions or events occurring at or prior to the Closing.

4.16 Permits, Licenses, Etc. The Company possesses, and is operating in compliance with, all franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities necessary to (i) occupy, maintain, operate and use the Real Property as it is currently used and proposed to be used, (ii) conduct its business as currently conducted and as proposed to be conducted, and (iii) maintain and operate its Permits (the "Permits"). Schedule 4.16 contains a true and complete list of all Permits. Each Permit has been lawfully and validly issued, and no proceeding is pending or, to the Majority Shareholders" knowledge, threatened looking toward the revocation, suspension or limitation of any Permit. The consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any Permit and, except as set forth in Schedule 4.16, no Permit will require the consent of its issuing authority to or as a result of the consummation of the transaction contemplated hereby.

4.17 Regulatory Filings. The Company has made all required registrations and filings with and submissions to all applicable Governmental Entities relating to the operations of the Company as currently conducted and as proposed to be conducted, including, without limitation, all such applicable Governmental Entities having jurisdiction over any matters pertaining to conservation or protection of the environment, and the treatment, discharge, use, handling, storage or production, or disposal of Hazardous Materials. All such registrations, filings and submissions were in compliance with all Legal Requirements (including all Environmental Laws) and other requirements when filed, no material deficiencies have been asserted by any such applicable Governmental Entities with respect to such registrations, filings or submissions and, to the Majority Shareholders" knowledge, no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission.

4.18 Consents. All consents, authorizations and approvals of any Person to or as a result of the consummation of the transactions contemplated hereby, that are necessary or advisable in connection with the operations and business of the Company as currently conducted and as proposed to be conducted, or for which the failure to obtain the same might have, individually or in the aggregate, a Material Adverse Effect, have been lawfully and validly obtained by the Company, except as described in Schedules 4.5(b), 4.10 and 4.16 . All consents, authorizations and approvals described in Schedules 4.5(b), 4.10 and
4.16 will have been lawfully and validly obtained prior to the Closing.

4.19    Material Contracts; No Defaults.

(a) Schedule 4.19(a) contains a true and complete list and description of the outstanding sales order and sales contract backlog of the Company having an indicated gross value in excess of Five Thousand Dollars ($5,000.00) or having a term of duration in excess of six months. All outstanding sales orders and sales contracts of the Company have been entered into in the Ordinary Course. Except as described in Schedule 4.19(a), the Company has not received any advance, progress payment or deposit in respect of any sales order or sales contract, and the Company has no sales order or sales contract that will result, upon completion or performance thereof, in gross margins materially lower than those normally experienced by the Company for the services or products covered by such sales order or sales contract.

(b) Schedule 4.19(b) contains a true and complete list and description of all outstanding purchase orders and purchase commitments of the Company having a gross indicated value in excess of Ten Thousand Dollars ($10,000.00) in the aggregate from any single supplier or other vendor. All outstanding purchase orders and purchase commitments of the Company have been incurred in the Ordinary Course, and no purchase order or purchase commitment of the Company is in excess of the normal, ordinary and usual requirements of the business of the Company or at an excessive price. The principal raw materials used and inventory sold by the Company are available from several sources at competitive prices and upon competitive terms and no interruption in production or Material Adverse Effect will result from the loss of any one of such sources.

(c) Schedule 4.19(c) contains a true and complete list of all sales agency, sales representative, distributor, wholesaler, dealer and similar contracts or agreements of the Company, and true and complete copies of the same have been delivered to Purchaser heretofore. Except as described in Schedule 4.19(c), all of such contracts and agreements are terminable at any time by the applicable Company without penalty (including, without limitation, any obligation to repurchase inventories on hand) upon not more than thirty (30) days" notice.

(d) To the Majority Shareholders knowledge, Schedule 4.19(d) contains a true and complete list and description of all noncompetition agreements and covenants under which the Company or any of their respective officers, directors or employees or any Shareholder is obligated, and true and complete copies of the same have been delivered to Purchaser heretofore. Except as described in Schedule 4.19(d), the Company is not restricted by any agreement from carrying on its business or engaging in any other activity anywhere in the world (including relocating, closing, or terminating any of its operations or facilities), and no such officer, director, key employee or Shareholder is a party to or otherwise bound or affected by any agreement, covenant or other arrangement or understanding that would restrict or impair his ability to perform diligently his other duties to the Company. Schedule 4.19(d) also contains a true and complete list and description of all noncompetition agreements or covenants in favor of the Company, and true and complete copies of the same have been delivered to Purchaser heretofore.

(e) Schedule 4.19(e) contains a true and complete list and description of all contracts, agreements, understandings, arrangements and commitments, written or oral, of the Company with any officer, director, consultant, employee or Affiliate of the Company or with any associate, Affiliate or employee of any Affiliate of the Company, other than those disclosed in Schedule 4.21(a) ; in each case a true and complete copy of such written contract, agreement, understanding, arrangement or commitment or a true and complete summary of such oral contract, agreement, understanding, arrangement or commitment has been delivered to Purchaser heretofore.

(f) Schedule 4.19(f) contains a true and complete list and description of all other material contracts, agreements, understandings, arrangements and commitments, written or oral, of the Company by which it or its properties, rights or assets are bound that are not otherwise disclosed in this Agreement or the Schedule hereto. True and complete copies of such written contracts, agreements, understandings, arrangements and commitments and true and complete summaries of such oral contracts, agreements, understandings, arrangements and commitments have been delivered to Purchaser heretofore. For the purposes of this subsection (f), "material" means any contract, agreement, understanding, arrangement or commitment that (i) involves performance by any party more than ninety (90) days from the date hereof, (ii) involves payments or receipts by the Company in excess of Five Thousand Dollars ($5,000.00), (iii) involves capital expenditures in excess of Five Thousand Dollars ($5,000.00) or (iv) otherwise materially affects the Company.

(g)  Except as described in Schedule 4.19(g):

(i) each agreement, contract, arrangement or commitment described above in this Section 4.19 is, and after the Closing on identical terms will be, legal, valid, binding, enforceable and in full force and effect;

(ii) no event or condition has occurred or become known to the Company or any Majority Shareholder or is alleged to have occurred that constitutes or, with notice or the passage of time, or both, would constitute a default or a basis of force majeure or other claim of excusable delay, termination, nonperformance or accelerated or increased rights by the Company or any other Person under any contract, agreement, arrangement, commitment or other understanding, written or oral, described above in this Section 4.19, or described or otherwise disclosed pursuant to this Agreement; and

(iii) no person with whom the Company has such a contract, agreement, arrangement, commitment or other understanding is in default thereunder or has failed to perform fully thereunder by reason of force majeure or other claim of excusable delay, termination or nonperformance thereunder, the delay, termination or nonperformance of which, or a default under which, has had or may have a Material Adverse Effect.

4.20 Absence of Certain Changes. Since December 31, 1996, except as disclosed in Schedule 4.20, the Company has not: (i) incurred any debts, obligations or liabilities (absolute, accrued, contingent or otherwise), other than current liabilities incurred in the Ordinary Course which, individually or in the aggregate, are not material; (ii) subjected to or permitted a Lien (other than a Permitted Lien) upon or otherwise encumbered any of its assets, tangible or intangible; (iii) sold, transferred, licensed or leased any of its assets or properties except in the Ordinary Course; (iv) discharged or satisfied any Lien other than a Lien securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the Ordinary Course; (v) canceled or compromised any debt owed to or by or claim of or against it, or waived or released any right of material value other than in the Ordinary Course; (vi) suffered any physical damage, destruction or loss (whether or not covered by insurance) causing a Material Adverse Effect;
(vii) entered into any material transaction or otherwise committed or obligated itself to any capital expenditure other than in the Ordinary Course; (viii) made or suffered any change in, or condition affecting, its condition (financial or otherwise), properties, profitability, prospects or operations other than changes, events or conditions in the Ordinary Course, none of which (individually or in the aggregate) has had or may have a Material Adverse Effect; (ix) made any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates theretofore adopted; (x) other than in the Ordinary Course, made or suffered any amendment or termination of any material contract, agreement, lease or license to which it is a party; (xi) paid, or made any accrual or arrangement for payment of, any severance or termination pay to, or entered into any employment or loan or loan guarantee agreement with, any current or former officer, director or employee or consultant; (xii) paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any employee other than pursuant to an agreement disclosed on Schedule 4.21(a) or Schedule 4.21(b) or other than in the Ordinary Course, or paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any officer or director of the Company or any consultant to the Company; (xiii) made or agreed to make any charitable contributions or incurred any nonbusiness expenses; (xiv) changed or suffered change in any benefit plan or labor agreement affecting any employee of the Company otherwise than to conform to Legal Requirements; or (xv) entered into any agreement or otherwise obligated itself to do any of the foregoing.

4.21    Employees and Labor Matters.

(a) Schedule 4.21(a) contains a true and complete list of all contracts, agreements, plans, arrangements, commitments and understandings (formal and informal) pertaining to terms of employment, compensation, bonuses, profit sharing, stock purchases, stock repurchases, stock options, commissions, incentives, loans or loan guarantees, severance pay or benefits, use of the Company"s property and related matters of the Company with any current or former officer, director, employee or consultant, and true and complete copies of all such contracts, agreements, plans, arrangements and understandings have been delivered to Purchaser heretofore. Attached to Schedule 4.21(a) is the most current copy of the employee handbook utilized by the Company and distributed to each of its employees.

(b) Schedule 4.21(b) contains a true and complete list of all labor, collective bargaining, union and similar agreements under or by which the Company is obligated, and true and complete copies of all such agreements have been delivered to Purchaser heretofore.

(c) Except as set forth on Schedules 4.21(a) and 4.21(b), neither Purchaser nor the Company will have any responsibility for continuing any person in the employ (or retaining any person as a consultant) of the Company from and after the Closing or have any liability for any severance payments to or similar arrangements with any such Person who shall cease to be an employee of the Company at or prior to the Closing.

(d) There is not occurring or, to the Majority Shareholders" knowledge, threatened, any strike, slow down, picket, work stoppage or other concerted action by any union or other group of employees or other persons against either Company or its premises or products. Except for activities by the unions that are parties to any of the agreements listed on Schedule 4.21(b) with respect to the existing members of such unions, to the Majority Shareholders" knowledge, no union or other labor organization has attempted to organize any of the employees of the Company.

(e) The Company has complied with all Legal Requirements relating to employment and labor, and, to the Majority Shareholders" knowledge, no facts or circumstances exist that could provide a reasonable basis for a claim of wrongful termination by any current or former employee of the Company against the Company.

4.22 Affiliation. Except as disclosed on Schedule 4.22, none of the Majority Shareholders, any officer, director or key employee of the Company or any associate or Affiliate of the Company or any of such Persons has, directly or indirectly, (i) an interest in any Person that
(A) furnishes or sells, or proposes to furnish or sell, services or products that are furnished or sold by the Company or (B) purchases from or sells or furnishes to, or proposes to purchase from or sell or furnish to, the Company any goods or services or (ii) a beneficial interest in any contract or agreement to which the Company is a party or by which the Company or any of the assets of the Company are bound or affected.

4.23    Principal Customers and Suppliers.

(a) Schedule 4.23(a) contains a true and complete list of the name and address of each customer that purchased in excess of five percent (5%) of the Company"s sales of goods or services during the twelve months ended on the Balance Sheet Date, and since that date no such customer has terminated its relationship with or adversely curtailed its purchases from the Company or indicated (for any reason) its intention so to terminate its relationship or curtail its purchases.

(b) Schedule 4.23(b) contains a true and complete list of each supplier from whom the Company purchased in excess of five percent (5%) of the Company"s purchases of goods or services during the twelve months ended on the balance Sheet Date, and since that date no such supplier has terminated its relationship with or adversely curtailed its accommodations, sales or services to the Company or indicated (for any reason) its intention to terminate such relationship or curtail its accommodations, sales or services.

4.24 Compliance with Law. Through and including the date hereof, the Company (i) has not violated or conducted its business or operations in violation of, and has not used or occupied its properties or assets in violation of, any Legal Requirement, (ii) to the Majority Shareholders" knowledge, has not been alleged to be in violation of any Legal Requirement, and (iii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

4.25 Product Returns. Schedule 4.25 contains a true and complete description of the product return experience of the Company for the immediately preceding twelve (12) months. The Company has not experienced any product returns which have had or may have a Material Adverse Effect.

4.26 Product Liability and Product Warranty. Schedule 4.26 hereto contains a true and complete description of (i) all warranties granted or made with respect to products sold, or services rendered, by the Company and (ii) the Company"s product liability and product warranty experience for the last three years. The Company has not suffered any product liability or product warranty claims which have had or may have a Material Adverse Effect.

4.27 Corporate Records. The copies or originals of the Articles of Organization, Bylaws, minute books and stock records of the Company previously delivered to, or made available for inspection by, Purchaser are true, complete and correct.

4.28 Hazardous Materials. Except as set forth on Schedule 4.28 and limited only to acts, omissions, or conduct within the control of the
Company:

(a) No Hazardous Material (i) has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released or disposed or on or under any real property currently or previously owned or leased by the Company or is presently located on or under any Real Property (or, to the Majority Shareholders" knowledge, any property adjoining any Real Property), (ii) is presently maintained, used, generated, or permitted to remain in place by the Company in violation of any Environmental Law, (iii) is required by any Environmental Law to be eliminated, removed, treated or mitigated by the company, given the nature of its present condition, location, nature, material or maintenance, or (iv) is of a type, location, material, nature or condition which requires special notification to third parties by the Company under Environmental Law or common law.

(b) No notice, citation, summons or order has been received by the Company or any Shareholder, no notice has been given by the Company and no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Entity, with respect to (i) any alleged violation by the Company of any Environmental Law of (ii) any alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required in connection with its business or properties, or
(iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of the Company of any Hazardous Material.

(c) The Company has not received any request for information, notice of claim, demand or notification that it is or that indicates that it may be a "potentially responsible party" with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material.

(d) No above-ground or underground storage tanks, whether or not in use, are or have ever been located at any property currently owned or leased by the Company.

(e) No notice has been received by the Company with respect to the listing or proposed listing of any property currently or previously owned, operated or leased by the Company on the National Priorities List promulgated pursuant to CERCLA, CERCLIS or any similar state list of sites requiring investigation or cleanup.

(f) There have been no environmental inspections, investigations, studies, tests, review or other analyses conducted in relation to any Real Property.

(g) The Company has not yet released, transported, or arranged for the transportation of any Hazardous Material from any property currently or previously owned, operated or leased by the Company.

4.29 Brokers" Fees. No broker, finder or similar agent has been employed by or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and the Company has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder"s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

4.30    Disclosure.

(a) No representation or warranty of any Shareholder in this Agreement and no information contained in any Schedule or other writing delivered pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. There is no fact that the Majority Shareholders have not disclosed to Purchaser in writing that has had or, insofar as any Majority Shareholder can now foresee, may have a Material Adverse Effect on the ability of any Shareholder to perform fully this Agreement.

(b) To the extent that any representation or warranty in this Article 4 is qualified to the Majority Shareholders" "knowledge," the Majority Shareholders represent and warrant that they have made a reasonable investigation sufficient to express an informed view concerning the matters to which such representation or warranty relates, including diligent inquiries of the Company"s officers, directors and employees.

5.      REPRESENTATIONS AND WARRANTIES OF PURCHASER

 U.S. Plastic Lumber Corp. ("USPL"), not of any of its affiliates, subsidiaries or sister companies, hereby represents and warrants to, and covenants and agrees with, each of the Shareholders that:

5.1 Organization and Good Standing. USPL has been duly organized and is existing as a corporation in good standing under the laws of the State of Nevada with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. USPL is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of the State of Florida.

5.2 Execution and Delivery. This Agreement has been duly authorized by all necessary corporate action on the part of USPL, has been duly executed and delivered by USPL and constitutes the legal, valid and binding agreement of USPL enforceable against USPL in accordance with its terms.

5.3 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument of which USPL is a party or by which USPL is bound or affected or to which any of the property or assets of the USPL is bound or affected, (b) result in the violation of the provisions of the Articles of Incorporation or Bylaws of the USPL or any Legal Requirement applicable to or binding upon it, (c) result in the creation or imposition of any Lien upon any property or asset of USPL or (d) otherwise adversely affect the contractual or other legal rights or privileges of USPL.
Schedule 5.3 sets forth a list of all agreements requiring the consent of any party thereto, other than its own Board of Directors, to any of the transactions contemplated hereby.

5.4 Capitalization. The authorized capital stock of USPL consists of up to Fifty Million (50,000,000) shares of Common Stock having a par value of $0.0001 per share, and presently has 14,275,009 shares of Common Stock issued and outstanding. USPL has reserved from its authorized capital 950,000 shares of Common Stock for issuance upon exercise of the Series A Warrants. In addition, USPL also has Series B and other Warrants or Options outstanding which give the holders thereof the right, subject to certain conditions, to acquire an additional 2,710,379 shares of Common Stock. USPL is also authorized to issue up to 5,000,000 shares of Preferred Stock in one or more Series with such rights and preferences as the Board of Directors may designate. The
Board of Directors has designated one series of Preferred Stock (Series
A) and 199,249 Series A Preferred Shares are presently issued and outstanding, which are convertible into 1,357,790 shares of Common stock of USPL. The offer, issuance and sale of the shares of Stock will be
(i) exempt from the registration and prospectus delivery requirements of the Securities Act, (ii) registered or qualified (or exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (iii) accomplished in conformity with all other Legal Requirements.


5.5     Financial Statements.

(a) Schedule 5.5 hereto contains true and complete copies of (i) the audited balance sheet (the "Balance Sheet") of USPL at December 31, 1996 and unaudited March 31, 1997 (the "Balance Sheet Date"), and the related audited statements of income for the twelve (12) months ended December 31, 1996 and the unaudited three months ended March 31, 1997 and the related reviewed statements of shareholders" equity and cash flow for the fiscal year then ended (together with the report thereon of Kuntz Lesher Siegrist & Martini, independent public accountants)(the financial statements described in clause (i) are collectively referred to as the "Financial Statements").

(b) The Financial Statements present fairly the financial condition of USPL as of the dates indicated therein and the results of operations and changes in financial position of USPL for the periods specified therein, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods covered thereby and prior periods, have been derived from the accounting records of USPL and represent only actual, bona fide transactions. To USPL"s knowledge, its Financial Statements are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact.

5.6     Judgments; Litigation.  Except as set forth on Schedule 5.6:

(a) There is no (i) outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity or arbitrator against or affecting USPL or its properties, assets or business or (ii) Action pending against or affecting USPL or its properties, assets or business which would have a material adverse affect on USPL.

(b) To the knowledge of USPL, there is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting any officer, director or employee of USPL relating to USPL or its business, (ii) Action threatened against or affecting USPL or its properties, assets or business, (iii) Action pending or threatened against the USPL"s officers, directors or employees relating to USPL or its business or (iv) basis for the institution of any Action against USPL or any of its officers, directors, employees, properties or assets which, if decided adversely, would have a Material Adverse Effect.

5.7     Income and Other Taxes.  Except as set forth on Schedule 5.7:

(a) All Tax Returns required to be filed through and including the date hereof in connection with the operations of USPL are substantially true, complete and correct in all respects and have been properly and timely filed. USPL has disclosed on its Federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Taxes for federal income tax purposes within the meaning of Code Section 6662.

(b) To the knowledge of USPL, all Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the operations of USPL have been duly and timely paid or deposited by USPL. To the knowledge of USPL, USPL has properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, independent contractors and other third parties, and for sales Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. To its knowledge, USPL has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date.

(c) USPL has made adequate provision on its book of account for all Taxes with respect to its business, properties and operations through the Balance Sheet Date, and to the best of its knowledge the accruals for Taxes in the Balance Sheet are adequate to cover all liabilities for Taxes of USPL for all periods ending on or before the Closing Date.

(d) USPL has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting USPL or its assets or properties and it has reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

(e)  USPL (i) has not filed any consent or agreement pursuant to Code
Section 341(f), and no such consent or agreement will be filed at any time on or before the Closing Date; (ii) has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate USPL to make any payments that will not be deductible under Code Section 280G, (iii) is not a United States real property holding corporation within the meaning of Code Section 897(c)(2); (iv) is not a party to a tax allocation or sharing agreement; (v) has never been (or does not have any liability for unpaid Taxes because it was) a member of an affiliated group with the meaning of Code Section 1504(a); (vi) has never applied for a tax ruling from a Governmental Entity and (vii) has never filed or been the subject of an election under Code Section 338(g) or Code Section 338(h)(10) or caused or been the subject of a deemed election under Code
Section 338(e).

5.8 Questionable Payments. USPL has not (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees, or foreign government officials or employees, from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (d) made any false or fictitious entries on the books of account of USPL, (e) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (f) made any other payment, favor or gift not fully deductible for federal income tax purposes.

5.9 Permits, Licenses, Etc. To its knowledge, USPL possesses, and is operating in compliance with, all franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities necessary to (i) occupy, maintain, operate and use the Real Property as it is currently used and proposed to be used, (ii) conduct its business as currently conducted and as proposed to be conducted, and
(iii) maintain and operate its Permits (the "Permits").   Each Permit
has been lawfully and validly issued, and no proceeding is pending or, to USPL"s knowledge, threatened looking toward the revocation, suspension or limitation of any Permit. The consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any Permit and, except as set forth in Schedule 5.9, no Permit will require the consent of its issuing authority to or as a result of the consummation of the transaction contemplated hereby.

5.10 Regulatory Filings. To its knowledge, USPL has made all required registrations and filings with and submissions to all applicable Governmental Entities relating to the operations of USPL as currently conducted and as proposed to be conducted, including, without limitation, all such applicable Governmental Entities having jurisdiction over any matters pertaining to conservation or protection of the environment, and the treatment, discharge, use, handling, storage or production, or disposal of Hazardous Materials. To the best of its knowledge, all such registrations, filings and submissions were in compliance with all Legal Requirements (including all Environmental
Laws) and other requirements when filed, no material deficiencies have been asserted by any such applicable Governmental Entities with respect to such registrations, filings or submissions and, to USPL"s knowledge, no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission.

5.11 Consents. All consents, authorizations and approvals of any Person to or as a result of the consummation of the transactions contemplated hereby, that are necessary or advisable in connection with the operations and business of USPL as currently conducted and as proposed to be conducted, or for which the failure to obtain the same might have, individually or in the aggregate, a Material Adverse Effect, have been lawfully and validly obtained by USPL, except as may be disclosed on Schedule 5.11 hereto.

5.12 Compliance with Law. Through and including the date hereof, USPL, to its knowledge, (i) has not violated or conducted its business or operations in violation of, and has not used or occupied its properties or assets in violation of, any Legal Requirement, (ii) to the USPL"s knowledge, has not been alleged to be in violation of any Legal Requirement, and (iii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

5.13 Personal Guarantees of Shareholders. The Purchaser acknowledges that certain Majority Shareholders have executed personal guaranties on debt instruments of the Company as set forth and disclosed to Purchaser on Schedule 4.10 (b). Prior to January 1, 1998, the Purchaser shall take no action to remove the Shareholders as personal guarantors on said debt instruments. Subject to Purchaser not exercising its rights to undo this transaction as provided in Section 9.5, as soon as practical on or after January 1, 1998, the Purchaser hereby covenants and agrees to either pay-off in full all debt instruments in which any of the Shareholders are personal guarantors or to renegotiate the terms of the existing debt instruments to remove the Shareholders as personal guarantors. For the period beginning on the Closing Date of this transaction through January 1, 1998, in the event a default of any of the debt instruments occurs due to the willful or negligent fault of the Purchaser, then in such event, the Purchaser hereby agrees to indemnify such Shareholders and hold them harmless from any claims, damages, or suits which they may incur due to Purchaser"s default on any of the Notes set forth in
Schedule 4.10(b). Purchaser covenants and agrees that it will take no action which prohibits the Company from observing all loan covenants or pay the obligations of the debt instruments disclosed in the Schedule 4.10(b) when due in their Ordinary Course, subject to the rights of Purchaser under Section 9.5.

5.14 Brokers" Fees. No broker, finder or similar agent has been employed by or on behalf of USPL in connection with this Agreement or the transactions contemplated hereby, and the Purchaser has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder"s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

5.15 No Undisclosed Liabilities. Except (i) to the extent set forth or provided for in the Balance Sheet or the notes thereto, (ii) or as may be set forth on any Schedules hereto or (iii) for non-material current liabilities incurred since the Balance Sheet Date in the Ordinary
Course, as of the date hereof USPL has no liabilities, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amounts thereof are readily ascertainable or not, or any unrealized or anticipated losses from any commitments of a contractual nature, including Taxes with respect to or based upon the transactions or events occurring at or prior to the Closing.

5.16    Disclosure.

(a) No representation or warranty of USPL in this Agreement and no information contained in any Schedule or other writing delivered pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. There is no fact that USPL has not disclosed to Shareholders in writing that has had or, insofar as USPL can now foresee, may have a Material Adverse Effect on the ability of USPL to perform fully this Agreement.

(b) To the extent that any representation or warranty in this Article 5 is qualified to the "knowledge" of USPL, USPL represents and warrants that it has made a reasonable investigation sufficient to express an informed view concerning the matters to which such representation or warranty relates, including diligent inquiries of the officers, directors and employees of USPL.

6.      CONDUCT OF BUSINESS PENDING CLOSING

During the period commencing on the date hereof and continuing through the Closing Date, the Majority Shareholders jointly and severally covenant and agree (except as expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise expressly consent in writing) that:

6.1 Qualification. The Company shall remain in good standing in its jurisdiction of incorporation.

6.2 Ordinary Course. The Company shall conduct its business in, and only in, the Ordinary Course and, to the extent consistent with such business, shall preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and going business value shall be unimpaired at the Closing Date. The Company shall maintain its properties and assets in good condition and repair.

6.3 Corporate Changes. The Company shall not (a) amend its Articles of Organization or Bylaws (or equivalent documents), (b) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all of the stock or assets of, or otherwise acquire, any business or any corporation, partnership, association or other business organization or division thereof, (c) enter into any partnership or joint venture, (d) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or purchase or redeem, directly or indirectly, any shares of its capital stock, (e) issue or sell any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares, or (f) liquidate or dissolve or obligate itself to do.

6.4 Indebtedness. The Company shall not incur any Indebtedness, sell any debt securities or lend money to or guarantee the Indebtedness of any Person. The Company shall not restructure or refinance its existing Indebtedness.

6.5 Accounting. The Company shall not make any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates heretofore adopted by it. The Company shall maintain its books, records and accounts in accordance with generally accepted accounting principles applied on a basis consistent with that of prior periods.

6.6 Compliance with Legal Requirements. The Company shall comply promptly with all requirements that applicable law may impose upon it and its operations and with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Purchaser in connection with any such requirements imposed upon Purchaser, or upon any of its affiliates, in connection therewith or herewith.

6.7 Disposition of Assets. The Company shall not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien upon any of its properties or assets, tangible or intangible, or any interest therein, except for sales of inventory in the Ordinary Course.

6.8 Compensation. The Company shall not (a) adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) other than to comply with any Legal Requirement or (b) pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with, any current or former officer, director, employee or consultant of the Company, except for such bonuses as may be required to offset the individual income tax liability of each Shareholder relating to the Company.

6.9 Modification or Breach of Agreement; New Agreements. The Company shall not terminate or modify, or commit or cause or suffer to be committed any act that will result in breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any person a basis for non-performance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement, instrument, arrangement or understanding, written or oral, disclosed in this Agreement or the Schedules hereto. The Company shall refrain from becoming a party to any contract or commitment other than in the Ordinary Course. The Company shall meet all of its contractual obligations in accordance with their respective terms.

6.10 Capital Expenditures. Except for capital expenditures or commitments necessary to maintain its properties and assets in good condition and repair (the amount of which shall not exceed Five Thousand Dollars ($5,000.00) in the aggregate), the Company shall not purchase or enter into any contract to purchase any capital assets.

6.11 Consents. The Company shall use its best efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by any party hereto in connection with the transactions contemplated hereby or the taking of any action in connection with the consummation thereof.

6.12 Maintain Insurance. The Company shall maintain its Policies in full force and effect and shall not do, permit or willingly allow to be done any act by which any of the Policies may be suspended, impaired or canceled.

6.13 Discharge. The Company shall not cancel, compromise, release or discharge any claim of the Company upon or against any person or waive any right of the Company of material value, and not discharge any Lien (other than Permitted Liens) upon any asset of the Company or compromise any debt or other obligation of the Company to any person other than Liens, debts or obligations with respect to current liabilities of the Company.

6.14 Actions. The Company shall not institute, settle or agree to settle any Action before any Governmental Entity.

6.15 Permits. The Company shall maintain in full force and effect, and comply with, all Permits.

6.16 Tax Assessments and Audits. The Company shall furnish promptly to Purchaser a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to the Company"s operations for periods ending on or prior to the Closing Date. The Shareholders shall cause the Company to promptly inform Purchaser, and permit the participation in and control by Purchaser, of any investigation, audit or other proceeding by a Governmental Entity in connection with any Taxes, assessment, governmental charge or duty and shall not consent to any settlement or final determination in any proceeding without the prior written consent of Purchaser.


7.      ADDITIONAL COVENANTS

7.1 Covenants of the Shareholders. During the period from the date hereof through the Closing Date, each Majority Shareholder agrees to:

(a) comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by the Agreement, and shall cooperate promptly with, and furnish information to, Purchaser in connection with any requirements imposed upon Purchaser or upon any of its affiliates in connection therewith or herewith;

(b) use its reasonable best efforts to obtain (and to cooperate with Purchaser in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by such Shareholder in connection with the transactions contemplated by this Agreement;

(c) use its reasonable best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 8.1 ;

(d) promptly advise Purchaser orally and, within three (3) business days thereafter, in writing of any change in such Company"s business or condition that has had or may have a Material Adverse Effect; and

(e) deliver to Purchaser prior to the Closing a written statement disclosing any untrue statement in this Agreement or any Schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, promptly upon the discovery of such untrue statement or omission, accompanied by a written supplement to any Schedule to this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent Purchaser from terminating this Agreement pursuant to Section 9.1(b) at any time at or prior to the Closing in respect of any original untrue or misleading statement.

7.2 Covenants of Purchaser. During the period from the date hereof to the Closing Date, Purchaser shall:

(a)  comply promptly with all requirements that applicable Legal
Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, the Shareholders in connection with any such requirements imposed upon the Shareholders or the Company or upon any of the Company"s affiliates in connection therewith or herewith;

(b) use its reasonable best efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Purchaser in connection with the transactions contemplated by this Agreement; and

(c) use its reasonable best efforts to bring about the satisfaction of the condition precedent to Closing set forth in Section 8.2 .

(d) promptly advise Shareholders orally and, within three (3) business days thereafter, in writing of any change in such Purchaser"s business or condition that has had or may have a Material Adverse Effect; and

(e) deliver to Shareholders prior to the Closing a written statement disclosing any untrue statement in this Agreement or any Schedule provided by Purchaser hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, promptly upon the discovery of such untrue statement or omission, accompanied by a written supplement to any Schedule provided by Purchaser to this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent Shareholders from terminating this Agreement pursuant to
Section 9.1(c) hereof at any time at or prior to the Closing in respect of any original untrue or misleading statement.

7.3     Access and Information

(a) During the period commencing on the date hereof and continuing through the Closing Date, the Shareholders shall continue to cause the Company to afford to Purchaser and to Purchaser"s accountants, counsel, investment bankers and other representatives, reasonable access to all of its properties, books, contracts, commitments, records and personnel and, during such period, to continue to cause the Company to furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser may reasonably request.

(b) Except to the extent permitted by the provisions of Section 7.6, Purchaser shall hold in confidence, and shall use reasonable efforts to ensure that its employees and representatives hold in confidence, all such information supplied to it by the Shareholders or the Company concerning the Company and shall not disclose such information to any third party except as may be required by any Legal Requirement and except for information that (i) is or becomes generally available to the public other than as a result of disclosure by Purchaser or its representatives, (ii) becomes available to Purchaser or its representatives from a third party other than the Shareholders or the Company, and Purchaser or its representatives have no reason to believe that such third party is not entitled to disclose such information,
(iii) is known to Purchaser or its representatives on a non-confidential basis prior to is disclosure by any Shareholder or the Company or (iv) is made available by any Shareholder or the Company to any other Person on a non-restricted basis. Purchaser"s obligations under the foregoing sentence shall expire on the Closing Date or, if the Closing does not occur, three (3) years after the date hereof.

7.4 Expenses. All costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same, except that the Company may pay up to $5,000 toward the legal expenses of closing this transaction on behalf of the Shareholders.

7.5 Certain Notifications. At all times from the date hereof to the Closing Date, each party shall promptly notify the others in writing of the occurrence of any event that will or may result in the failure to satisfy any of the conditions specified in Article 8.

7.6 Publicity; Employee Communications. At all times prior to the Closing Date, each party shall obtain the consent of all other parties hereto prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release or other information to the press, employees of the Company or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that no party shall be prohibited from supplying any information to any of its representatives, agents, attorneys, advisors, financing sources and others to the extent necessary to complete the transactions contemplated hereby so long as such representatives, agents, attorneys, advisors, financing sources and others are made aware of the terms of this Section 5.6. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any required information to any Governmental Entity or authority pursuant to a Legal Requirement or from complying with its legal or contractual obligations.

7.7     Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

(b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Shareholders and the proper officers or directors of Purchaser, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

7.8 Competing Offers; Merger or Liquidation. The Shareholders agree that they will not, and will cause the Company not to, directly or indirectly, through any officer, director, agent, or otherwise, solicit, initiate or encourage the submissions of bids, offers or proposals by, any Person with respect to an acquisition of the Company or its assets or capital stock or a merger or similar transaction, and the Shareholders will not, and will not permit the Company to, engage any broker, financial adviser or consultant with an incentive to initiate or encourage proposals or offers from other parties. Furthermore, the Shareholders shall not, and shall not permit the Company to, directly or indirectly, through any officer, director, agent or otherwise, engage in negotiations concerning any such transaction with, or provide information to, any Person other than Purchaser and its representatives with a view to engaging, or preparing to engage, that Person with respect to any matters in this Section. The Shareholders shall ensure that the Company shall not commence any proceeding to merge, consolidate or liquidate or dissolve or obligate itself to do so. Notwithstanding anything to the contrary in this Section 7.8, it shall not be a violation of this Section 7.8 if the Shareholders or the Company receive an unsolicited offer and it would be a breach of the fiduciary duty of the Board of Directors not to consider the unsolicited offer and make a decision with respect thereto.

7.9 Inconsistent Action. The Shareholders shall not take or suffer to be taken, and shall not permit the Company to take or cause or suffer to be taken, any action that would cause any of the representations or warranties of any of the Shareholders in this Agreement to be untrue, incorrect, incomplete or misleading.

7.10 Post-Termination Employment. Except for the employment agreements to be executed by Bruce A. Fortin and Franco Previd, each Shareholder acknowledges and agrees that after the Closing (a) neither Purchaser nor the Company shall be required to employ or retain any employee of the Company or any other Person, and (b) Purchaser, in its sole and absolute discretion, may cause the Company to retain all, some, or none of such employees.


8.      CONDITIONS PRECEDENT TO CLOSING

8.1 Conditions of Purchaser. Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) There shall not be instituted and pending or threatened any Action before any Governmental Entity (i) challenging the acquisition of the Shares by Purchaser or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit the direct or indirect ownership or operation by Purchaser of all or a material portion of the business or assets of the Company, or to compel Purchaser or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Purchaser;

(b) The representations and warranties of each of the Shareholders in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on the Closing Date and each of the Shareholders shall have complied with all covenants and agreements and satisfied all conditions on such Shareholder"s part to be performed or satisfied on or prior to the Closing Date;

               (c) Purchaser shall have received from the Shareholders an executed copy of the Stock Escrow Agreement substantially in the form as Exhibit A.

(d) Purchaser shall have received from Bruce A. Fortin and Franco Previd Employment Agreements substantially in the form attached as Exhibit B.

(e) Purchaser shall have received from Mirick, O"Connell, DeMallie, & Lougee, LLP., counsel for the Company, a written opinion dated the Closing Date and addressed to Purchaser, in substantially the form attached as Exhibit C;

(f) Purchaser shall have received from the President of the Company a certificate dated the Closing Date in substantially the form attached as Exhibit D;

(g) Purchaser shall have received from each Shareholder a certificate dated the Closing Date in substantially the form attached as Exhibit E;

(h) Purchaser shall have received a certificate of the Clerk of the Company in substantially the form attached as Exhibit F;

            (i) Henry P. Lisciotti, Jr. and Thomas W. Whitcomb shall have entered into a Noncompetition Agreement with Purchaser and the Company in substantially the form attached as Exhibit G , (collectively, the "Noncompetition Agreements");

            (j) Each Shareholder shall sign a Stock Sale Restriction Agreement in substantially the form attached as Exhibit H ;

(k) Purchaser shall have concluded (through its representatives, accountants, counsel and other experts) an investigation of the business, condition (financial and other), properties, assets, prospects, operations and affairs of the Company and shall be satisfied, in its sole discretion, with the results thereof;

(l) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance satisfactory to Purchaser and its counsel;

(m) Purchaser shall have received reasonable assurances from those employees, if any, of the Company that may be identified by Purchaser in its discretion that they will remain in the employ of the Company for a reasonable period of time after the consummation of the transactions contemplated hereby.;

(n) All consents from third parties, including from any Bank or lending institution which requires consent as part of the covenants of any debt instruments with the Company, any Governmental Entity, landlord or other Person, necessary for the consummation of the transactions contemplated hereby shall have been obtained;

(o) The Board of Directors of Purchaser shall have authorized and approved this Agreement and the transactions contemplated hereby;

(p) All officers and directors of the Company shall have resigned as such, effective as of the Closing;

(q) No act, event or condition shall have occurred after the date hereof which has had or could have had a Material Adverse Effect;

(r) The Lease Agreement made April 17, 1991 by and between the Company and Consolidated Beverages Realty Trust is valid and enforceable and in effect as of the date of Closing.

(s). Fleet Bank shall provide a written statement to Purchaser that it will not call its debt instruments due to the technical default of the Company"s net worth having decreased below the level set forth within the Closing. If the covenants of any of the debt instruments contain cross default provisions, then the Shareholders will take whatever action is necessary and appropriate to obtain similar written statements from its other Lenders.

8.2 Conditions of the Shareholders. Notwithstanding any other provision of this Agreement, and except as set forth below, the obligations of the Shareholders to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the conditions:

(a) There shall not be instituted and pending or threatened any Action before any Governmental Entity (i) challenging the distribution of the Shares to the Shareholders or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit the direct or indirect ownership or operation by Purchaser of all or a material portion of the business or assets of the Company, or to compel Purchaser or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Purchaser;

(b) The representations and warranties of the Purchaser in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on the Closing Date and the Purchaser shall have complied with all covenants and agreements and satisfied all conditions on the Purchaser part to be performed or satisfied on or prior to the Closing Date;

(c) Shareholders shall have received from the President of the Purchaser a certificate dated the Closing Date in substantially the form attached as Exhibit I ;

        (d) Shareholders shall have received a certificate of the Secretary of the Purchaser in substantially the form attached as Exhibit J ;

(e) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance satisfactory to the Company and its counsel;

(f) All consents from third parties, including from any Bank or lending institution which requires consent as part of the covenants of any debt instruments with the Purchaser, any Governmental Entity, landlord or other Person, necessary for the consummation of the transactions contemplated hereby shall have been obtained;

(g) The Board of Directors of the Company shall have authorized and approved this Agreement and the transactions contemplated hereby;

(h) No act, event or condition shall have occurred after the date hereof which has had or could have had a Material Adverse Effect;

9.      TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)  by mutual consent of the Purchaser and the Shareholders;

(b) by Purchaser if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by any Shareholder under this Agreement or (ii) any of the conditions precedent to Closing set forth in Section 8.1 have not been met on the Closing Date, and, in each case, Purchaser is not then in material default of its obligations hereunder; or

(c) by a majority interest of the Shareholders if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by Purchaser under this Agreement or (ii) any of the conditions precedent to Closing set forth in Section 8.2 have not been met on the Closing Date, and, in each case, no Shareholder is then in material default of his obligations hereunder.

9.2     Effect of Termination.

(a)  In the case of any termination of this Agreement, the provisions of
Section  7.3 and 7.4 shall remain in full force and effect.

(b) Upon termination of this Agreement as provided in Section 9.1(a), except as stated in subsection (a) above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective directors, officers, employees, agents or other representatives.

 (c)  In the event of termination of this Agreement as provided in
Section 9.1(b) or (c), such termination shall be without prejudice to any rights that the terminating party or parties may have against the breaching party or parties or any other person under the terms of this Agreement or otherwise.

9.3 Amendment. This Agreement may be amended at any time by a written instrument executed by Purchaser and a majority in interest of the Shareholders. Any amendment effected pursuant to this Section 9.3 shall be binding upon all parties hereto.

9.4     Waiver.  Any term or provision of this Agreement may be waived in
writing at any time by the Purchaser or   a majority in interest of the
Shareholders . Any waiver effected pursuant to this Section 9.4 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

9.5 Termination after Closing. The parties have agreed the Purchaser shall have the absolute right in its sole discretion to unwind this entire transaction at any time prior to January 1, 1998 (Purchaser"s
Put) if the Company does not achieve the performance criteria set forth on Schedule 9.5. If Purchaser exercises its Put, all parties will be placed into their respective positions as of immediately prior to the Closing. If the Purchaser exercises its Put the transactions which must take place will include but not be limited to the following events:

The Purchaser shall return all shares of the Company to the Shareholders in their respective pro rata portions and the Shareholders of the Company shall return all shares of Purchaser to Purchaser within ten days from the date Purchaser provides the Shareholders with notice of its decision to exercise its Put.
On January 1, 1998, any capital provided to the Company between date of Closing and January 1, 1998 shall become a Promissory Note secured by all the assets of the Company as a blanket lien subordinated only to existing debt instruments. The Promissory Note shall be for a two year term, interest only payments being due and payable during said term, with interest accruing as of January 1, 1998 at a rate of 10.5% per annum.
The Purchaser and the Shareholders will fully cooperate with another to perform all other tasks which are necessary and appropriate to a complete unwinding of this transaction.
(d) If the Purchaser terminates this Agreement pursuant to Section 9.5, the Purchaser shall not utilize the technology, Registered Rights, or Proprietary Information of the Company for a period of three years.

The Purchaser covenants and agrees that it will not take any action, the intent of which is to prevent the Company from meeting the performance criteria set forth on Schedule 9.5.

10.     INDEMNIFICATION

10.1 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or in any writing delivered pursuant hereto or at the Closing shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) until the first anniversary of the Closing Date subject to audited financial statements being released which are satisfactory to both parties; provided, that the representations and warranties contained in Section 4.12 and Section 4.14 shall not terminate until the expiration of any applicable statute of limitations; provided, further, that representations and warranties contained in Article 3, Section 4.17, Section 4.24 and Section 4.28 shall not terminate but shall continue indefinitely.

10.2    Indemnification.

(a) The Majority Shareholders jointly and severally, covenant and agree to defend, indemnify and hold harmless Purchaser and the Company and each Person who controls Purchaser or the Company within the meaning of the Securities Act from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by any Shareholder in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing [unless and except that such inaccuracy or breach is a direct result of changes made by the Purchaser in accounting methods or estimates utilized in financial reporting of the Company]; or (ii) the failure of any Shareholder to perform or observe fully any covenant, agreement or provision to be performed or observed by such Shareholder pursuant to this Agreement or the Noncompetition Agreements.

(b) Purchaser covenants and agrees to defend, indemnify and hold harmless the Shareholders from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; (ii) the failure by Purchaser to perform or observe any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement; or (iii) the Shareholders" liability under the Guaranties.

10.3    Third Party Claims.

(a) If any party entitled to be indemnified pursuant to Section 10.2 (an "Indemnified Party") receives notice of the assertion by any third party of any claim or of the commencement by any such third person of any Action (any such claim or Action being referred to herein as an "Indemnifiable Claim") with respect to which another party hereto (an "Indemnifying Party") is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the "Claim Notice") of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Damages directly resulted or were caused by such failure.

(b) The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party"sr consent. So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party"s consent, which consent shall not be unreasonably withheld.

(c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

(d) Anything contained in this Section 10.3 to the contrary notwithstanding, the Shareholders shall not be entitled to assume the defense for any Indemnifiable Claim (and shall be liable for the reasonable fees and expenses incurred by the Indemnified Party in defending such claim) if the Indemnifiable Claim seeks an order, injunction or other equitable relief or relief for other than money damages against Purchaser or the Company which Purchaser determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successfully, would adversely affect the business, properties or prospects of the Company.

10.4 Indemnification Non-Exclusive. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any party may have for breach of representation, warranty, covenant or agreement.

10.5 Set-off. Notwithstanding any provision of this Agreement or of any other agreement, instrument or undertaking, if the procedures outlined in Section 10.3 are followed by Purchaser then it is understood and agreed that Purchaser shall have the right to set-off the amount of any indemnity under Sections 10.2 or 10.3 hereof to the extent any of the Shareholders shall be liable therefor against any sums of money or any shares of the Purchaser at any time payable or deliverable to the Shareholders, including but not limited to shares held in the Stock Escrow Agreement. The remedies provided in this Article shall be cumulative and shall not preclude the assertion by any party of any other rights or the seeking of any other remedies by it against any other party.


11.     GENERAL PROVISIONS

11.1 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally (including by overnight express or messenger), upon delivery, (b) if delivered by certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

(a)     If to the Purchaser, addressed to:
U. S. Plastic Lumber Corporation
2300 W. Glades Road
Suite 440W
Boca Raton, Florida 33431
Attention: Mark Alsentzer, President and CEO
Telecopy: (561)394-5335

(b) If to any Shareholder, to the address set forth below such Shareholder"s name on Schedule "A" hereto:

With a copy to:
Jeffrey Donaldson, Esq.
Mirick, O"Connell, DeMallie & Lougee,LLP.
1700 Bank of Boston Tower
100 Front Street
Worcester, MA 01608
Telecopy: (508) 752-7305

11.2 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

11.3 Entire Agreement. This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

11.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Purchaser and the Shareholders and their respective successors, heirs and assigns; provided, however, that no Shareholder shall directly or indirectly transfer or assign any of such Shareholder"s respective rights hereunder in whole or in part without the prior written consent of Purchaser, and any such transfer or assignment without said consent shall be void, ab initio. Subject to the immediately preceding sentence, and except as set forth in Article 10, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

11.6 Recitals, Schedules and Annexes. The recitals, schedules and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

11.7    Construction.

(a) The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(b) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

(c) For the purposes of this Agreement, unless the context clearly requires, "or" is not exclusive.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Florida.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

"PURCHASER"

        United States Plastic Lumber, Inc.,
                             a Nevada corporation

By:_________________________
____________________________
Print Name/Title

                                                          "COMPANY"
                                                          EnviroPlastics
Corporation,
                                                          A Massachusetts
corporation


By:_________________________
                                                          Franco Previd,
President

SHAREHOLDERS:

________________________                   Bruce A. Fortin
________________________
Franco Previd
________________________                   Henry P. Lisciotti, Jr.
________________________                   Thomas W. Whitcomb

________________________
                                                          Richard F. Perry

________________________
                                                          Kathleen A. Perry

________________________
                                                          Lolita Previd
LIST OF EXHIBITS AND SCHEDULES

EXHIBITS


Exhibit A      Stock Escrow Agreement
Exhibit B      Employment Agreements of Bruce Fortin and Franco Previd
Exhibit C      Opinion of Counsel
Exhibit D      Certificate of President
Exhibit E      Certificate of Shareholders
Exhibit F      Certificate of Clerk
Exhibit G      Non-Competition Agreements
Exhibit H      Stock Sale Restriction Agreement
Exhibit I      Certificate of President " Purchaser
Exhibit J      Certificate of Secretary - Purchaser

SCHEDULES

I              List of Shareholders
II             Exceptions to Representations and Warranties
3.3            Consents
3.4            Conflicts
4.1(a)                Foreign Corp status
4.1(b)                Subsidiaries
4.2            No Conflicts
4.3            Capitalization
4.4            Financial Statements
4.5(a)                Liens
4.5(b)                List of Tangible Property
4.5(c)                List of Leases
4.5(e)                Realty representations
4.6            Accounts Receivable
4.7            Inventories
4.8(a)                List of Patents and Trademarks
4.8(b)                Registered Rights
4.8(c)                Licenses
4.9(a)                List of Banks
4.9(b)                Insurance Policies
4.10(a)               Indebtedness
4.10(b)               Guaranties
4.11           Judgments
4.12           Income Taxes
4.14           Employee Benefit Plans
4.15           Undisclosed Liabilities
4.16           Permits
4.19(a)               Sales Orders
4.19(b)               Purchase Orders
4.19(c)               Sales Reps
4.19(d)               Non-Compete Agreements
4.19(e)               Contracts (inside)
4.19(f)               Contracts (outside)
4.19(g)               Legality
4.20           Absence of Changes
4.21(a)               List of Employees
4.21(b)               Labor Agreements
4.22           Affiliation
4.23(a)               Customer Lists
4.23(b)               Supplier Lists
4.25           Product Return
4.26           Warranties
4.28           Hazardous Materials
No Conflicts " Purchaser
5.5            Financial Statements - Purchaser
Judgements; Litigation - Purchaser
Income Taxes - Purchaser
5.9            Permits - Purchaser
5.11           Consents - Purchaser
9.5            Put Performance Criteria